LEGG MASON, INC.

                       1996 Equity Incentive Plan

                        RESTRICTED STOCK AGREEMENT

                                  FOR

                             RAYMOND A. MASON


To:	Raymond A. Mason

	We are pleased to advise you that Legg Mason, Inc. (the "Company") hereby grants to you (the "Participant"), subject to your acceptance, which shall be indicated by your execution of this Agreement below, pursuant to the Legg Mason, Inc. 1996 Equity Incentive Plan (the "Plan"), a restricted stock award (the "Award") of 80,000 shares of the Company's Common Stock, $.10 par value per share (the "Shares"), upon and subject to the restrictions, terms and conditions set forth below. The date of grant of the Award provided hereby (the "Grant Date") shall for all purposes be December 8, 1998.

	This Award is subject in all respects to the applicable provisions of the Plan, a complete copy of which has been furnished to you and receipt of which you acknowledge by acceptance of this Award. Such provisions are incorporated herein by reference and made a part hereof. Capitalized terms not defined herein that are defined in the Plan shall have the meanings specified in the Plan.

	In addition to the terms, conditions and restrictions set forth in the Plan, all terms, conditions and restrictions set forth in this Agreement are applicable to the Award granted hereby.

	1.	AWARD SUBJECT TO ACCEPTANCE OF AGREEMENT.

		This Agreement shall be deemed withdrawn and become null and void unless the Participant shall (a) accept this Agreement by executing it in the space provided below and returning it to the Company and (b) execute and return one or more irrevocable stock powers to facilitate the transfer to the Company (or its assignee or nominee) of any Shares subject to this Award, if such Shares are forfeited pursuant to Section 4 hereof or if required under applicable laws or regulations. Promptly after the Participant has executed this Agreement and such stock power or powers and returned the same to the Company, the Company shall cause to be issued in the Participant's name a stock certificate or certificates representing the number of Shares subject to this Award.

	2.	RIGHTS AS A STOCKHOLDER.

	Commencing on the Grant Date, the Participant shall have the right to vote the Shares subject to this Award and to receive dividends and other distributions thereon unless

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and until such shares are forfeited pursuant to
Section 4 hereof; provided, however, that a dividend or other distribution (including, without limitation, a stock dividend or stock split), other than a cash dividend or distribution, shall be delivered to the Company (and, if applicable, the Participant shall execute and return one or more irrevocable stock powers related thereto) and shall be subject to the same vesting schedule and other restrictions as the Shares with respect to which such dividend or other distribution was made. In connection with the payment of such dividends or other distributions, the Company may deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for the account of Participant. The Participant shall be entitled to retain cash dividends and distributions received regardless of whether the Shares with respect to which such dividends or distributions were made are subsequently forfeited pursuant to Section 4 hereof. Notwithstanding anything to the contrary, prior to the date on which the Shares subject to this Award vest pursuant to Section 4 hereof, such Shares shall be subject to the restrictions on transferability contained in Section 6.1 hereof.

	3.	CUSTODY AND DELIVERY OF SHARES.

		The Company shall hold the certificate or certificates representing the Shares subject to this Award (and any related property received under Section 2 hereof) until such Shares have vested pursuant to
Section 4 hereof, and the Company shall promptly thereafter deliver the certificate or certificates representing vested Shares (together with any related property received under Section 2 hereof) to the Participant (or his legal representative, beneficiary or heir); provided that the Company shall have no obligation to deliver share certificates to the Participant until the Participant has paid or caused to be paid all taxes required to be withheld pursuant to Section 6.5 hereof or the Plan. Share certificates representing vested Shares will not contain the legend provided for in
Section 6.1 hereof. The Company will pay all original issue or transfer taxes and all fees and expenses incident to the delivery of any certificates hereunder. Upon the vesting of all Shares subject to this Award pursuant to
Section 4 hereof, the Company will destroy the stock power or powers referred to in Section 1 hereof.

	4.	VESTING AND FORFEITURE.

		(a)	Except as otherwise provided in the Plan or this
Agreement, the Shares subject to this Award shall vest, shall become transferable and shall cease to be subject to forfeiture (to "vest") in accordance with the following schedule: twenty-five percent (25%) of the Shares subject to this Award (20,000 shares) shall vest on each of December 8, 1999, December 8, 2000, December 8, 2001 and December 8, 2002.

		(b)	All restrictions upon all Shares subject to this
Award shall lapse, and all such Shares shall immediately vest upon the earliest to occur of any of the following events:

			(1)	a Change of Control (as defined below);

			(2)	the termination of Participant's employment
                        without Cause (as defined below) by the Company; or

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			(3)	the termination of Participant's employment
                        with the Company by reason of (i) his death or (ii) his permanent disability (as defined in the Company's then applicable long-term disability plan).

		(c)	In the event the Participant shall cease being
employed by the Company, for any reason, prior to the date on which all Shares subject to this Award have vested pursuant to any of the preceding paragraphs of this Section 4, this Award shall immediately terminate, on the date on which Participant's employment terminates, with respect to all such Shares that have not vested and all the Shares subject to this Award that have not vested as of such date (together with any related property held by the Company pursuant to Section 2 hereof) shall be forfeited to the Company.

		(d)	For purposes of this Agreement:

			(1)	"Cause" shall mean Participant's intentional
                        gross misconduct that is damaging to the Company in a material way.

			(2)	a "Change of Control" shall be deemed to
                        have occurred at such time as (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended
                        (the "1934 Act")) other than an affiliate of the Company on the date hereof, becomes the beneficial owner (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company or a successor representing 50% or more of the combined voting power of the Company's then outstanding securities having the ordinary right to elect directors of the Company or (ii) the Company's stockholders shall have approved any agreement providing for a merger in which the Company will not remain an independent publicly owned company or a consolidation or sale or other disposition of all or substantially all of the assets of the Company.

	5.	TERMINATION OF AWARD.

                In the event that the Participant shall forfeit any Shares subject to this Award, the Participant shall, within ten (10) days of the date of the Company's written request, return this Agreement to the Company for cancellation.

	6.	ADDITIONAL TERMS AND CONDITIONS OF AWARD.

	6.1.	NONTRANSFERABILITY OF SHARES.

		Prior to the date on which Shares subject to this Award vest pursuant to Section 4 hereof, such Shares may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Any such attempted sale, transfer, assignment, pledge, hypothecation or encumbrance, or other disposition of such Shares shall be null and void. Each certificate issued in respect of Shares subject to this Award shall bear the following legend, or any similar legend as may be required by the Committee, until such Shares vest:

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"THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD,
TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED, ENCUMBERED OR
OTHERWISE DISPOSED OF (WHETHER BY OPERATION OF LAW OR OTHERWISE)
EXCEPT AS PERMITTED BY THE LEGG MASON, INC. 1996 EQUITY INCENTIVE PLAN OR THE COMMITTEE WHICH ADMINISTERS THAT PLAN."

	6.2.	SECURITIES LAWS.

		Participant hereby represents and covenants that if in the future the Participant decides to offer or dispose of any Shares subject to this Award or interest therein, the Participant will do so only in compliance with this Agreement, the Securities Act of 1933, as amended, and all applicable state securities laws. As a condition precedent to the delivery to Participant of any Shares subject to this Award, Participant shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents and make any representation and warranty to the Company which the Committee shall in its sole discretion deem necessary or advisable.

	6.3.	ADJUSTMENT.

		In the event that there occurs (a) any change in the number of outstanding shares of Common Stock of the Company through the declaration of dividends, stock splits or the like or through any change in the capital account of the Company or any other transaction referred to in Section 424(a) of the Code or (b) any other change in the capital structure or in the Common Stock of the Company, then, if applicable, the number and class of shares subject to this Award shall be adjusted as provided in the Plan. Any decision of the Committee regarding the amount and timing of any adjustment will be final and conclusive.

	6.4.	COMPLIANCE WITH APPLICABLE LAW.

		This Award is subject to the condition that if the listing, registration or qualification of the Shares subject to this Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares hereunder, the Shares subject to this Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

	6.5.	WITHHOLDING; TAX MATTERS

		(a)	Participant will remit to the Company an amount
sufficient to satisfy any federal, state or local withholding tax requirements, prior to the delivery of Shares pursuant to Section 3 hereof. Participant may satisfy the withholding requirements in whole or in part by electing to have the Company withhold from delivery vested Shares subject to this Award having a value equal to the amount required to be withheld.
The value of the Shares to be withheld will be the fair market value, as determined by the Committee, of the Shares on the date that the

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amount of
tax to be withheld is determined (the "Tax Date"). Such election, if made, must be made prior to the Tax Date, must comply with all applicable securities law and other legal requirements, as interpreted by the Committee, and may not be made unless approved in advance by the Committee in its discretion.

		(b)	If Participant makes the election provided under
Section 83(b) of the Code to be taxed currently on the value of any Shares subject to this Award notwithstanding the restrictions placed upon such Shares (the "Section 83(b) Election"), Participant will promptly notify the Company, will complete, sign and return to the Company the Section 83(b) Election Form which was distributed herewith and will remit to the Company with such form in cash an amount sufficient to satisfy any federal, state or local withholding tax requirements. Notwithstanding the foregoing, it is a condition of this Award that the Participant not make a Section 83(b) Election with respect to more than fifty percent (50%) of the Shares subject to this Award (40,000 Shares).

		(c)	The Company reserves the right to make whatever
further arrangements it deems appropriate for the withholding of taxes in connection with any transaction contemplated by this Agreement or the Plan, including, without limitation, providing for payments of withholding taxes by deducting amounts required to be withheld, plus interest thereon, from payments of any kind by the Company or any of its subsidiaries to which Participant would otherwise be entitled.

	6.6.	AWARD CONFERS NO RIGHTS TO CONTINUED EMPLOYMENT.

		Nothing in the Plan or in this Agreement shall confer upon the Participant any right to continue in the employ of the Company or any subsidiary of the Company for a specified period of time or interfere with the right of the Company and its subsidiaries to terminate such employment at any time.

	6.7.	DECISIONS OF COMMITTEE.

		The Committee shall have the right to resolve all questions which may arise in connection with this Award. Any interpretation, determination or other action made or taken by the Board of Directors of the Company or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

	7.	MISCELLANEOUS PROVISIONS.

	7.1.	SUCCESSORS; ASSIGNMENTS AND TRANSFERS.

		This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Participant, acquire any rights hereunder. The rights and interests of Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred except in the event of death of Participant, by will or by the laws of descent and distribution. This Agreement may be assigned by the Company without the Participant's consent.

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	7.2.	NOTICES.

		All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by actual delivery to the party entitled thereto, or (b) by mailing in the United States mails to the address of the party entitled thereto as set forth below, via certified or registered mail, return receipt requested. The notice shall be deemed to be received in case of delivery, on the date of its actual receipt by the party entitled thereto, and in case of mailing, five days following the date of such mailing. Any notice mailed to the Company shall be addressed to the General Counsel of the Company at 100 Light Street, Baltimore,
Maryland 21202. Any notice mailed to Participant shall be addressed to Participant at Participant's address as reflected in the personnel records of the Company. Either party hereto may designate a different address for notices than the one provided herein by notice to the other.

	7.3.	GOVERNING LAW.

		This Agreement shall be governed by, and interpreted in accordance with, the internal laws of the State of Maryland (without regard to conflicts of laws rules thereof).

	7.4.	COUNTERPARTS.

		This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

                                LEGG MASON, INC.



                                By:     /s/ Robert F. Price
                                Name:   Robert F. Price
                                Title:     Senior Vice President
                                           and General Counsel

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	In order to indicated your acceptance of the shares of restricted stock granted by this Agreement subject to the restrictions and upon the terms and conditions set forth above and in the Plan, please execute and immediately return to the General Counsel of the Company the enclosed duplicate original of this Agreement. The grant shall be deemed to have been withdrawn if your acceptance has not been received at the office of the General Counsel of the Company by 5:00 p.m. on February 8, 1999.

Agreed and Accepted this 13 day of
January, 1999.

/s/ Raymond A. Mason
Raymond A. Mason